EXHIBIT 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	401-457-9403	212-521-4802
LIN TV Corp. Announces that its LIN Television Corporation Subsidiary
Intends to Offer $175 Million of its Senior Subordinated Notes due 2015
Providence, R.I. – September 21, 2005 — LIN TV Corp. (NYSE:TVL) today announced that its wholly owned subsidiary LIN Television Corporation intends to offer $175 million of its Senior Subordinated Notes due 2015 (the “Notes”). The Notes will be guaranteed by LIN TV Corp. and certain of LIN Television Corporation’s subsidiaries. The proceeds from the sale of the Notes will be used to repay a portion of the amounts owing under LIN Television Corporation’s existing credit facility.
The Notes will be issued in private placements and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and outside of the United States in accordance with Regulation S under the Securities Act of 1933.
The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such an offer or sale would be unlawful.
Forward-Looking Statements
This announcement includes forward-looking statements, including LIN Television Corporation’s plans regarding the issuance of the Notes. LIN Television Corporation has based these forward-looking statements on its current expectations and projections about future events. Although LIN Television Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. LIN Television Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.